Exhibit 3.18(c)

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:14 PM 12/29/2006

FILED 04:08 PM 12/29/2006

SRV 061202165 – 3607692 FILE

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

1.	The name of the Limited Liability Company is: Lyondell Refining LLC.

2.	That a Certificate of Certificate of Merger was filed by the Secretary of State of Delaware on 12/19/2006, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.	The inaccuracy or defect of said Certificate is: (must give specific reason) Article Fifth: Article One of the Certificate of Formation of Lyondell Refining GP, LLC shall be amended at the Effective Term of the Merger to state, in its entirety, as follows: “Article One The name of the Delaware limited liability company formed hereby is Lyondell Refining LLC.”

4.	The Certificate is hereby corrected to read as follows: Article Fifth: Article One of the Certificate of Formation of Lyondell Refining GP, LLC shall be amended at the Effect Time of the Merger to state, in its entirety, as follows: “Article One The name of the Delaware limited liability company formed hereby is Lyondell Refining I LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29th day of December, A.D. 2006.

By:	/s/ Francis P. McGrail
Authorized Person

Name:	/s/ Francis P. McGrail, President of
Print or Type Lyondell Refining GP, LLC